UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( )  Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.  See instructions 1(b)
1. Name and Address of Reporting Person
   Noser, Stephen F.
   1825 Viking
   Houston, Texas 77018

2. Issuer Name and Ticker or Trading Symbol
   Vector Energy Corporation
   VECT

3. IRS or Social Security Number of Reporting Person (Voluntary)

4.	Statement for Month/Year
   December, 1998

5. If Amendment, Date of Original (Month/Year)

6.	Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director   ( ) 10% Owner   (X) Officer (give title below)   ( ) Other
   (specify below)
   President, Secretary and Assistant Treasurer

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |300,003            |D     |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________|
1.Title of Derivative|2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number     |10.|11.Nature of|
  Security           |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva    |Dir|Indirect    |
                     |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive         |ect|Beneficial  |
                     |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities   |(D)|Ownership   |
                     |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi       |or |            |
                     |Deriva- |     |      |               |Date |Expir|                    |       |ficially     |Ind|            |
                     |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at     |ire|            |
                     |Secu    |     |    | |           | D |cisa-|Date |   of Shares        |       |End of       |ct |            |
                     |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month        |(I)|            |
___________________________________________________________________________________________________________________________________
Non-Qualified Stock  |1.00    |12/10|A   | |250,000    |A  |5/1/ |12/10|Common Stock        |  (1)  |250,000      |D  |            |
Option (Right to Buy)|        |/98  |    | |           |   |99   |/09  |                    |       |             |   |            |
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
Explanation of Responses:
(1) Issued as Incentive
SIGNATURE OF REPORTING PERSON

/s/ Stephen F. Noser
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DATE

January 15, 1999
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